As filed with the Securities and Exchange Commission on November 25, 2002
Registration No. 33-56905

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

24025 Park Sorrento
Suite 400
Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

THE RYLAND GROUP, INC. 1992 EQUITY INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)
Timothy J. Geckle
The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, California 91302
818-223-7500

EXPLANATORY NOTE

     The Ryland Group, Inc., a Maryland corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on December 16, 1994 (file no. 33-56905) with respect to shares of the Registrant’s Common Stock, par value $1.00 (the “Common Stock”), thereby registered for offer or sale pursuant to The Ryland Group, Inc. 1992 Equity Incentive Plan (the “1992 Plan”). A total of 8,000,000 shares (after giving effect to the Registrant’s 2:1 stock split effected on May 30, 2002) were registered for issuance under the Registrant’s 1992 Plan.

     The Registrant has since adopted a new equity incentive plan, The Ryland Group, Inc. 2002 Equity Incentive Plan (the “2002 Plan”) which replaces the 1992 Plan as of the date the shareholders approved the 2002 Plan. No future awards will be made under the 1992 Plan. According to the terms of the 2002 Plan, shares that were available for grant under the 1992 Plan that were not granted under the 1992 Plan are available for issuance under the 2002 Plan. The total number of shares available for grant under the 1992 Plan on the date the Registrant’s shareholders approved the 2002 Plan was 15,432 shares (the “Carried Forward Shares”). The Carried Forward Shares are hereby deregistered.

     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 33-56905), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2002 Plan, including but not limited to the Carried Forward Shares.

     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried Forward Shares from the 1992 Plan to the 2002 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the 1992 Plan to the Registration Statement on Form S-8 for the 2002 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

24.0	Power of Attorney (filed herewith)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 25th day of November, 2002.

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Geckle	As Attorney-in-Fact for	November 25, 2002
Timothy J. Geckle	R. Chad Dreier
Chairman of the Board, President and
Chief Executive Officer
(Principal Executive Officer)

/s/ Timothy J. Geckle	As Attorney-in-Fact for	November 25, 2002
Timothy J. Geckle	Gordon A. Milne
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

/s/ Timothy J. Geckle	As Attorney-in-Fact for	November 25, 2002
Timothy J. Geckle	David L. Fristoe
Senior Vice President, Controller and
Chief Accounting Officer
(Principal Accounting Officer)

A majority of the Board of Directors:

R. Chad Dreier, Leslie M. Frécon, Roland A. Hernandez, William L. Jews, William G. Kagler, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Charlotte St. Martin, Paul J. Varello, John O. Wilson

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact	November 25, 2002